Exhibit 99

NEWS RELEASE	22901 Millcreek Blvd., Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 4, 2026

NACCO INDUSTRIES
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Q4 Highlights:
•Gross profit of $12.0 million increased 42% from 2024 on 5% lower revenue
•Operating profit of $7.6 million up 95% over 2024 and 12% over Q3 2025
•Net loss of $3.8 million compared with net income of $7.6 million in 2024
◦2025 net loss includes a $6.0 million after-tax, non-cash pension settlement charge
•Adjusted EBITDA of $14.3 million improved 59% over 2024 and 14% over Q3 2025

FY Highlights:
•Net income of $17.6 million, or $2.35/share, versus $33.7 million, or $4.55/share, in 2024
•Adjusted EBITDA of $48.9 million compared with $59.4 million in 2024
◦2024 included $13.6 million of business interruption insurance recoveries

Cleveland, Ohio, Wednesday, March 4, 2026 - NACCO Industries® (NYSE: NC) today announced financial results for the three months and year ended December 31, 2025. Fourth-quarter 2025 operating profit increased over the prior year, reflecting improved results across all three reportable segments, led by Utility Coal Mining. Higher unallocated expenses partly offset these improvements.

During the 2025 fourth quarter, the Company recorded a $7.8 million pension settlement charge, $6.0 million after tax, associated with the planned termination of its pension plan. This charge and a significant unfavorable tax effect, primarily due to the true-up of tax expense to the annual effective tax rate, resulted in a net loss for the quarter.

"We delivered a strong close to 2025 as our fourth-quarter operating profit built upon the improving profitability and growth we experienced in the third quarter," said J.C. Butler, NACCO President and Chief Executive Officer. "While reported earnings were impacted by the pension settlement charge, our underlying results reflect a business delivering on its potential. We enter 2026 with clear opportunities to build on this momentum as we execute our growth strategy and create long-term value for our shareholders."

	Three Months Ended
($ in thousands except per share amounts)	12/31/25	12/31/24	Year/Year $ Change	9/30/25	Sequential $ Change
Revenues	$66,778	$70,418	$(3,640)	$76,614	$(9,836)
Gross profit	$12,028	$8,476	$3,552	$9,971	$2,057
Operating profit	$7,573	$3,883	$3,690	$6,777	$796
Net income (loss)	$(3,840)	$7,564	$(11,404)	$13,254	$(17,094)
Diluted EPS	$(0.52)	$1.02	$(1.54)	$1.78	$(2.30)
Consolidated Adjusted EBITDA*	$14,309	$8,994	$5,315	$12,530	$1,779
*Non-GAAP financial measures are defined and reconciled on pages 8 to 10.

Liquidity
At December 31, 2025, NACCO had outstanding debt of $100.9 million. Total liquidity was $124.2 million, which consisted of $49.7 million of cash and $74.5 million of availability under our revolving credit facility. For the 2025 full year, we generated cash from operations of $50.9 million compared with $22.3 million in 2024.

Detailed Discussion of 2025 Fourth Quarter Compared to 2024 Fourth Quarter

Utility Coal Mining Segment

	2025	2024
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,579	5,563
Consolidated operations	640	570
Total deliveries	6,219	6,133

	2025	2024
	(in thousands)
Revenues	$20,669	$20,364
Gross profit (loss)	$922	$(3,876)
Earnings of unconsolidated operations	$14,041	$13,987
Operating expenses(1)	$7,808	$8,088
Operating profit	$7,155	$2,023
Segment Adjusted EBITDA(2)	$9,685	$4,235
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

The year‑over‑year operating profit and Segment Adjusted EBITDA improvement primarily reflects stronger operating performance at Mississippi Lignite Mining Company. Mississippi Lignite Mining Company produced and sold more tons during the quarter and, as a result, benefited from higher production efficiency and a lower cost per ton sold. In addition, production outpaced deliveries in the period, leading to certain production costs being capitalized into inventory. These factors drove a meaningful improvement in gross profit compared with the prior year loss, when results were affected by a significant inventory write down. Lower general and administrative employee-related expenses also contributed to the improvement in the segment operating profit.

Contract Mining Segment

	2025	2024
	(in thousands)
Tons delivered	13,700	11,785

	2025	2024
	(in thousands)
Revenues	$32,153	$34,871
Operating profit	$858	$806
Segment Adjusted EBITDA(1)	$3,316	$3,255
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

The year‑over‑year revenue decline is primarily due to lower reimbursed costs, which have a corresponding offset in cost of goods sold. Revenues, net of reimbursed costs, grew 9% over the prior year, primarily driven by higher parts sales partly offset by increased volumes of lower-priced tons.

Contract Mining continues to benefit from ongoing progress on operational and strategic initiatives designed to enhance profitability. Improved margins at the operations and higher parts sales were offset by a $1.1 million loss contingency recognized during the quarter and increased employee-related expenses, resulting in operating profit in line with the prior year.

Minerals and Royalties Segment

	2025	2024
	(in thousands)
Revenues	$10,147	$9,736
Operating profit	$8,028	$7,218
Segment Adjusted EBITDA(1)	$8,919	$8,083
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Revenues, operating profit and Segment Adjusted EBITDA grew year over year primarily due to increased royalty revenues driven by improved natural gas pricing and increased production volumes. These benefits were partly offset by decreased oil revenues resulting from reduced oil prices and production volumes. Lower employee-related expenses and higher earnings from an equity investment also contributed to the year-over-year profit improvement.

Unallocated

	2025	2024
	(in thousands)
Operating loss	$(8,398)	$(6,197)
Segment Adjusted EBITDA(1)	$(8,078)	$(6,021)
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Unallocated primarily includes public company administrative costs and the financial results of Bellaire Corporation, Mitigation Resources of North America®, ReGen Resources and other developing businesses that are not directly attributable to our reportable segments. While fourth-quarter unallocated employee-related costs decreased year over year, fewer credit sales and higher operating expenses at Mitigation Resources and an increase in outside services at other developing businesses drove the significant increase in the Unallocated operating loss.

Outlook
NACCO Industries is a growing diversified natural resources company with a unique business model strategically positioned to deliver stable and growing financial returns over the long term. Our business model is purposely built for durability and resilience with an expanding portfolio of long-term contracts, relationships and investments that leverage our proven operational expertise, disciplined capital allocation and an entrepreneurial yet patient approach. We have methodically built unique capabilities and clear competitive advantages that allow us to pursue a wide range of growth opportunities, often completely integrated into customers’ operations in partnership-based relationships. We have multiple vectors for value creation, and we are steadfastly committed to delivering compounding returns and expanding investor value over the long term.
Our foundation rests on a stable base of long-term coal-mining contracts and legacy mineral and royalty assets, which generate dependable recurring cash flows. As new long-term contracts and investments are added across the Company, these new multi-year agreements create a “layering” effect as their contributions compound. This provides cash flow stability. The momentum our operations experienced in 2025, particularly in the second half, is expected to continue into 2026, with meaningful year-over-year improvements in consolidated operating profit, net income and EBITDA.

At our Utility Coal Mining segment, operated by North American Coal®, we expect an increase in operating profit compared with 2025. Improvements at Mississippi Lignite Mining Company as a result of an increase in the contractually determined per ton sales price are expected to be partly offset by lower earnings at the unconsolidated mining operations due to reduced income associated with the wind down of reclamation services at the Sabine Mining Company.

While we expect modest year-over-year improvements at Mississippi Lignite Mining Company, the customer's power plant began a maintenance outage in mid-February 2026. The power plant is expected to resume operations in mid-March. Any delay or further changes in demand, dispatch and/or reduced mechanical availability at the power plant could decrease current expectations.

The Contract Mining segment, operated by North American Mining®, serves as our primary mining growth platform. Through continued geographic and mineral expansion, we are building a growing portfolio of long-term contracts that strengthen the foundation for sustained profitability. In October 2025, we secured a multi-year dragline services contract as part of a U.S. Army Corps of Engineers construction project in Palm Beach County, Florida. We also anticipate commencing operations at a new limestone quarry in Arizona in 2026. We expect the segment to deliver a significant year-over-year increase in operating profit and Segment Adjusted EBITDA as a result of higher customer demand, earnings contributions from new contracts and continued momentum from 2025 activities.

Sawtooth Mining, a North American Mining subsidiary, provides exclusive comprehensive mining services at Thacker Pass, which is owned by a joint venture led by Lithium Americas Corp. (TSX: LAC; NYSE: LAC). Sawtooth will supply all of the lithium-bearing ore requirements for our customer's Thacker Pass lithium processing facility, which is currently under construction. This project is providing stable income during construction and is expected to contribute increased income and long-term cash flows once lithium production commences, which is targeted for late 2027.

The Minerals and Royalties segment, managed by Catapult Mineral Partners®, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. The Catapult team is expanding its portfolio by leveraging a data-driven approach to capital deployment that incorporates a longer-term view of production and development. We believe this provides a competitive advantage in the U.S. market.

In July 2025, Catapult completed a $4.2 million acquisition of mineral interests within the Permian Basin. The acquisition includes a mix of producing wells, as well as additional development opportunities with existing operators in the area. This segment also has an investment in a company that holds operated and non-operated working interests in oil and natural gas assets. While these investments are expected to contribute favorably to 2026, commodity price forecasts as well as development and production assumptions are expected to result in an overall year-over-year decrease in Minerals and Royalties' operating profit and Segment Adjusted EBITDA, particularly in the second half of the year. Our forecast was developed prior to recent events in the Middle East. Any changes in commodity prices or production as a result of this conflict could alter current expectations.

Mitigation Resources of North America® provides natural resource restoration and reclamation services that include stream and wetland mitigation solutions. Mitigation Resources is successfully leveraging its strong reputation and clear competitive strengths to expand into additional mitigation, restoration and reclamation markets. Mitigation Resources is expected to deliver increasing profitability over time from the sale of mitigation credits and as reclamation and restoration services expand. This business, while currently variable in performance due to permit and project timing, is expected to generate a profit in the second half of 2026 and move toward more consistent results over time as the business expands.

We continue to invest in our businesses to drive future growth. In 2026, we anticipate total capital expenditures of up to $89 million. The majority of these expenditures relate to business development opportunities and will only be made if the projects meet our growth investment criteria. These anticipated capital investments are expected to result in a use of cash before financing greater than in 2025.

Our businesses provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and chemicals. As the need for uninterrupted energy grows, industry fundamentals for natural resources are expected to continue to strengthen, reinforcing the critical need to keep existing, reliable baseload resources online. In 2026, the National Coal Council, an advisory committee to the U.S. Secretary of Energy, was re-established. This council is focused on advising the Department of Energy on reinforcing coal’s strategic role in U.S. energy policy and providing actionable advice on sustaining coal plant operations and prioritizing coal to support grid reliability to support our country’s economic competitiveness and national security. The re-establishment of this council and the underlying improving regulatory environment reinforce our confidence in our prospects for 2026, our overall business trajectory and longer-term growth opportunities.

Our conservative approach to maintaining a strong capital structure and operating discipline minimizes risk, while the compounding effect of a growing portfolio of long-term contracts and deliberate growth investments create a robust foundation for cash flow growth. With a perspective that spans decades, we are methodically building a strong, stable business that is expected to deliver annuity-like returns. This long-term view allows us to leverage our core skills for strategic, measured expansion and pursue opportunities with longer-term horizons and higher returns. We pursue opportunities that other companies with shorter time horizons might overlook. Our commitment is to generate increasing cash flows and return value to stockholders, whether through reinvestment for growth or direct returns such as share repurchases and payment of dividends. We remain confident in our ability to drive growth, expand our capabilities and reward shareholders over the long run.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, March 5, 2026 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (888) 880-3330 (North America Toll Free) or (646) 357-8766 (International), Conference ID:

5565879, or over the Internet through NACCO Industries' website at ir.nacco.com/home. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through March 12, 2026. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained by directing such requests to NACCO Industries, Inc., 22901 Millcreek Blvd., Suite 600, Cleveland, Ohio 44122, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (GAAP). Consolidated Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) a significant reduction in demand by the Company's customers, (2) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (3) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, vehicle electrification, as well as supply and demand dynamics, (5) changes in development plans by third-party lessees of the Company's mineral interests, (6) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (7) any customer's premature facility closure or extended project development delay, (8) federal and state legislative and regulatory actions affecting fossil fuels, (9) supply chain disruptions, including price increases and shortages of parts and materials, inclusive of tariff effects, (10) failure to obtain adequate insurance coverages at reasonable rates, (11) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (12) impairment charges, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and power generation development opportunities and other value-added service opportunities, (17) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (18) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (19) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources® businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2025	2024	2025	2024
	(In thousands, except per share data)
Revenues	$66,778	$70,418	$277,198	$237,708
Cost of sales	54,750	61,942	238,725	207,952
Gross profit	12,028	8,476	38,473	29,756
Earnings of unconsolidated operations	16,205	15,422	61,823	57,476
Business interruption insurance recoveries	—	—	—	13,612
Operating expenses
Selling, general and administrative expenses	20,661	20,094	77,851	69,754
Amortization of intangible assets	176	158	750	531
Gain on sale of assets	(177)	(237)	(286)	(5,146)
	20,660	20,015	78,315	65,139
Operating profit	7,573	3,883	21,981	35,705
Other expense (income)
Interest expense	949	1,758	5,754	5,566
Interest income	(709)	(1,179)	(3,052)	(4,428)
Closed mine obligations	(997)	992	457	2,381
Loss (gain) on equity securities	489	(586)	726	(1,805)
Gain on settlement of excess funding liability	—	—	(3,590)	—
Pension settlement charge	7,804	—	7,804	—
Other, net	(29)	185	738	345
	7,507	1,170	8,837	2,059
Income before income tax expense (benefit)	66	2,713	13,144	33,646
Income tax expense (benefit)	3,906	(4,851)	(4,430)	(95)
Net income (loss)	$(3,840)	$7,564	$17,574	$33,741

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.52)	$1.04	$2.37	$4.58
Diluted earnings (loss) per share	$(0.52)	$1.02	$2.35	$4.55

Basic weighted average shares outstanding	7,452	7,297	7,423	7,363
Diluted weighted average shares outstanding	7,452	7,422	7,481	7,411

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Three Months Ended			Year Ended
	12/31/2025	12/31/2024	9/30/25	12/31/2025	12/31/2024
	(in thousands)
Net income (loss)	$(3,840)	$7,564	$13,254	$17,574	$33,741
Pension settlement charge	7,804	—	—	7,804	—
Income tax expense (benefit)	3,906	(4,851)	(7,297)	(4,430)	(95)
Interest expense	949	1,758	1,087	5,754	5,566
Interest income	(709)	(1,179)	(708)	(3,052)	(4,428)
Depreciation, depletion and amortization expense	6,199	5,702	6,194	25,277	24,652
Consolidated Adjusted EBITDA*	$14,309	$8,994	$12,530	$48,927	$59,436
*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income (loss) before pension settlement charge, income taxes, net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended December 31, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,669	$32,153	$10,147	$5,499	$(1,690)	$66,778
Cost of sales	19,747	30,444	1,315	4,864	(1,620)	54,750
Gross profit (loss)	922	1,709	8,832	635	(70)	12,028
Earnings of unconsolidated operations	14,041	1,514	655	(5)	—	16,205
Gain on sale of assets	—	(160)	(17)	—	—	(177)
Operating expenses*	7,808	2,525	1,476	9,028	—	20,837
Operating profit (loss)	$7,155	$858	$8,028	$(8,398)	$(70)	$7,573
Segment Adjusted EBITDA**
Operating profit (loss)	$7,155	$858	$8,028	$(8,398)	$(70)	$7,573
Depreciation, depletion and amortization	2,530	2,458	891	320	—	6,199
Segment Adjusted EBITDA**	$9,685	$3,316	$8,919	$(8,078)	$(70)	$13,772

	Three Months Ended December 31, 2024
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,364	$34,871	$9,736	$6,134	$(687)	$70,418
Cost of sales	24,240	33,517	1,083	3,822	(720)	61,942
Gross profit (loss)	(3,876)	1,354	8,653	2,312	33	8,476
Earnings of unconsolidated operations	13,987	1,075	361	(1)	—	15,422
(Gain) loss on sale of assets	(198)	(46)	—	7	—	(237)
Operating expenses*	8,286	1,669	1,796	8,501	—	20,252
Operating profit (loss)	$2,023	$806	$7,218	$(6,197)	$33	$3,883
Segment Adjusted EBITDA**
Operating profit (loss)	$2,023	$806	$7,218	$(6,197)	$33	$3,883
Depreciation, depletion and amortization	2,212	2,449	865	176	—	5,702
Segment Adjusted EBITDA**	$4,235	$3,255	$8,083	$(6,021)	$33	$9,585
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS

	Year Ended December 31, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$88,188	$140,013	$37,630	$15,080	$(3,713)	$277,198
Cost of sales	94,155	129,876	5,666	12,654	(3,626)	238,725
Gross profit (loss)	(5,967)	10,137	31,964	2,426	(87)	38,473
Earnings of unconsolidated operations	54,471	4,789	2,571	(8)	—	61,823
Gain on sale of assets	(103)	(162)	(17)	(4)	—	(286)
Operating expenses*	31,452	9,321	5,444	32,384	—	78,601
Operating profit (loss)	$17,155	$5,767	$29,108	$(29,962)	$(87)	$21,981
Segment Adjusted EBITDA**
Operating profit (loss)	$17,155	$5,767	$29,108	$(29,962)	$(87)	$21,981
Depreciation, depletion and amortization	8,815	10,854	4,579	1,029	—	25,277
Segment Adjusted EBITDA**	$25,970	$16,621	$33,687	$(28,933)	$(87)	$47,258

	Year Ended December 31, 2024
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$68,611	$119,600	$34,579	$17,707	$(2,789)	$237,708
Cost of sales	79,375	110,821	5,234	15,323	(2,801)	207,952
Gross profit (loss)	(10,764)	8,779	29,345	2,384	12	29,756
Earnings of unconsolidated operations	51,821	5,010	647	(2)	—	57,476
Business interruption insurance recoveries	13,612	—	—	—	—	13,612
Gain on sale of assets	(285)	(348)	(4,512)	(1)	—	(5,146)
Operating expenses*	30,643	8,365	5,577	25,700	—	70,285
Operating profit (loss)	$24,311	$5,772	$28,927	$(23,317)	$12	$35,705
Segment Adjusted EBITDA**
Operating profit (loss)	$24,311	$5,772	$28,927	$(23,317)	$12	$35,705
Depreciation, depletion and amortization	9,476	9,811	4,273	1,092	—	24,652
Segment Adjusted EBITDA**	$33,787	$15,583	$33,200	$(22,225)	$12	$60,357
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.